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                                                                    EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                        LEOPOLD STYLING PRODUCTS, INC.


        1. The name of the Corporation (which is hereinafter referred to as the "Corporation") is Leopold Styling Products, Inc.

        2. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 29, 1995 under the name Leopold Styling Products, Inc.

        3.      This Certificate of Amendment of Certificate of Incorporation
(i) has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation; (ii) has been duly adopted by written consent of the stockholders of the Corporation in accordance with the provision of Section 228 of the General Corporation Law of the State of Delaware (the "General Corporation Law"); (iii) has been duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103 and 242 of the General Corporation Law; (iv) amends Article FIRST of the Certificate as follows:

        "FIRST:  The name of the Corporation is Styling Technology
Corporation";

        and (v) amends Article FOURTH to provide for a reverse stock split by adding the following language:

                "FOURTH: Effective as of the filing date of this Amendment of the Certificate of Incorporation, all issued and outstanding shares of common stock shall be converted into and become issued, outstanding, fully paid and nonassessable shares of common stock at the rate of
         0.807851 shares of common stock for each share of common stock so converted, so that the 2,000,000 shares of the common stock that are issued and outstanding as of the date hereof shall be converted into and shall become 1,615,702 issued, outstanding, fully paid and nonassessable shares of common stock, and each outstanding right, option and warrant issued by the Corporation to purchase shares of common stock shall be converted into a right, option or warrant to purchase 0.807851 shares of common stock for each share of common stock that could have been acquired pursuant to the exercise of that right, option, or warrant immediately prior to the conversion, with the exercise price being adjusted accordingly.

                Effective as of the filing date of this Amendment of the Certificate of Incorporation, each outstanding certificate representing shares of common stock shall thenceforth represent the appropriate number of shares of common stock after conversion and the holder of each certificate shall be entitled to all rights
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         attributable to shares of common stock under the Certificate of
         Incorporation of the Corporation, as amended, and upon the surrender to the Corporation of any certificate representing shares of common stock, the holder of such certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the appropriate number of shares of common stock."

        IN WITNESS WHEREOF, the undersigned officers, for and on behalf of the Corporation, have executed this Certificate of Amendment of Certificate of Incorporation this 19th day of September, 1996, and hereby acknowledge, under penalties of perjury, that this Certificate of Amendment of the Certificate of Incorporation is the act and deed of the Corporation and that the facts stated in the Certificate of Amendment of the Certificate of Incorporation are true.


                                    By: /s/  Sam Leopold
                                       -----------------------------------
                                    Sam Leopold
                                    Chairman of the Board, Chief Executive
                                    Officer, Vice President, Secretary and
                                    Treasurer
ATTEST:

/s/  Tom Clifford
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Tom Clifford
President